COURT INNOVATIONS

Expanding online and mobile access to our courts for all citizens – go to court without "going to court".

$0 of $50,000 raised

89 days

Until the round closes

Introducing Matterhorn by Court Innovations

Matterhorn, the first product developed by Court Innovations, is a web-based platform that allows you to resolve court cases online. Combining University of Michigan Law School expertise with mobile and online technologies, Court Innovations is decreasing courts' expenses, increasing their case throughput, and enabling more citizens to get the justice they deserve.

At Court Innovations we asked ourselves:

- Why do we have to wait in long lines to resolve straight forward cases such as many traffic tickets, small claims cases?
- Why are our court systems jammed up, dealing with millions of outstanding warrants in every state across our nation?
- Why can't we utilize mobile technologies make the judicial system more efficient and effective?
- How can people get fair access to justice if they cannot get to court?

Courts and the justice ecosystem are simply not designed to handle millions of minor cases per year, so we realized that in order to improve the system, we needed to innovate and create something new. University of Michigan's Law Professor J.J. Prescott along with the rest of the Court Innovations team were driven to implement a meaningful, usable, and fair solution that would help not only the millions of citizens who are constantly forced to take off work just to be heard in court, but also to provide solutions to the court who are constantly drowning in caseload.

Success so far

In just over a year since launch, Matterhorn has shown significant success

- Participation: already more than 10,000 citizen cases resolved with 20 courts on board
- Time and cost savings of courts: Routine cases that used to consume more than 2½ hours of combined staff time (clerk, law enforcement, judge) are now completed in an average of 27 minutes.
- Case closure times: Courts have benchmarks to close cases within certain timeframes to avoid having massive backlogs of open cases, to bring in outstanding fines and receivables in a timely manner, and to better serve the public. With Matterhorn, cases close in an average 14 days, compared to 50 days pre-Matterhorn.
- Time to payment: 92% of cases collected upon within 30 days (compared to 51% without Matterhorn)
- Default rates: less than 2% cases default (compared to rates ranging from 13 – 37% without Matterhorn)
- Feedback: 92% of citizens indicated they fully understood the status of their case through the Matterhorn process

Check out our outcomes white paper and case studies for more details from Matterhorn-enabled courts. (PDFs)

The minimum investment is

$99

Court Innovations is selling up to

$499,195 of Common Stock

Pre-money valuation

$2,728,000

This round closes

Mon, Mar 13 2017, 4:00pm PM EDT

Share Court Innovations with others!

Market

We are operating in an expanding market with a national focus on access to justice. Key national stakeholders are already behind this initiative, including the U.S. Department of Justice, Chief Justices from all states' Supreme Courts, and the National Task Force coordinated by the National Center for State Courts.

We have proven our product through a rigorous analysis of first-year results using data provided through the Michigan State Court's Administrative Office. We continue to see strong results in solutions in court systems in Michigan and Ohio, as we move forward nationally. We are contracting with more courts, expanding our solutions to handle more types of cases, and reaching more citizens to resolve their cases. These are all key to our market expansion.

The market for Matterhorn solutions is all 15,017 state courts throughout the nation, and their equivalents around the world. In addition to resolving infractions and misdemeanors in the high volume, limited jurisdiction state courts, Matterhorn solutions are used in courts that handle civil and family court cases (including: District, Circuit, Municipal, Justice of the Peace, Specialty Courts).


JUDGE BRIGETTE OFFICER-HILL
Honorable Brigette Officer-Hill
30th District Court Judge

30th District Court Judge Brigette Officer-Hill talks about her experiences with Matterhorn.

Our Team

Court Innovations' Team brings a powerful combination of successful experience that includes: startup, innovation, software technology, product management and customer service.



MJ Cartwright

CEO

MJ is a hands-on executive who has worked in many different industries leading startup initiatives with disruptive technologies. As VP of Product Management and Business Development for HealthMedia, MJ was a key member of the executive team that grew, sold, and transitioned the business to Johnson & Johnson. Other businesses lead by MJ include: CNC Connections, Arbor Ultrasound, Edington Associates, and ViaDerm. She has a BSEE from the University of Michigan and an MBA from Eastern Michigan University.



J.J. Prescott

Co-Founder

J.J. Prescott is a professor of law at the University of Michigan. He is a co-director of the Empirical Legal Studies Center and the Program in Law and Economics. J.J.'s research interests are in criminal law, sentencing law and reform, employment law, and the dynamics of civil litigation, particularly settlement. Much of his work is empirical in focus. He is the principal investigator of the U-M Online Court Project, which uses technology to help people facing warrants, fines, and minor charges resolve their disputes with the government and courts online and without the need to hire an attorney. J.J. earned his JD, magna cum laude, in 2002 from Harvard Law School and earned a PhD in economics from the Massachusetts Institute of Technology in 2006.



Saaed Fattahi

CTO

Saaed is an experienced, hands-on software architect and engineering executive and a founding member of several venture-backed startups. One of Saaed's startups was Jigsaw Data Corp., a crowd-sourced data service that was acquired by Salesforce.com. He has a BSEE and MS in Computer Engineering from the University of Michigan.



Tracy Davis

Product Director

Tracy leads our product initiatives and brings strong product, content and research experience from HealthMedia (acquired by Johnson and Johnson) and Ideomed (now part of Spectrum Health). Previously she was an investigative journalist and is a University of Michigan Knight-Wallace Fellow. She has a BA in English Literature from Guilford College.



Mike Losey

Customer Operations Director

Mike managed and helped build the Customer Services Team for the successful startup Rovi – the lead in acquiring the All Media Guide and TV Guide. He has a BS from Grand Valley State University.

Business Model

Matterhorn solutions run on a cloud-based platform that is accessed through any device from mobile phones, tablets, or computers. In the courts and jurisdictions, we are involved with at this time, citizens do not pay an additional charge to resolve their case with Matterhorn. Courts and government agencies purchase Matterhorn software-as-a-service solutions two different ways:

- Tier-based subscription model
- Transaction-based model with minimums based on average participation outcome results.

Initial implementations in Courts require a reasonable setup fee that leverages Matterhorn's configuration tools to get solutions up-and-running quickly.

Because of the impactful outcomes for our courts, additional solutions are added to most courts – usually within the first 6 months. This allows us to increase revenue per court, keep customer retention high, and reduce the cost per sale over time.

Results

- Case Study: Grand Rapids, MI
- Case Study: Wayne, MI
- Case Study: Washtenaw County, MI
- White Paper: Matterhorn Outcomes

Be a part of Court Innovations

We have piloted the concepts, built the technology, established an initial customer base across courts in Michigan and Ohio, and evaluated the impact of online case resolution. Now we are expanding to reach courts and communities throughout the nation. With funds from this offering, we will:

- Expand our sales and marketing initiatives to reach new customers.
- Grow our customer services team to make sure our customers continue to be impressed
- Bring new solutions to courts accross the United States.

Learn more about Court Innovations at getmatterhorn.com.

Pitch Deck

Download



COURT INNOVATIONS
Expanding access to our courts for all citizens
MJ CARTWRIGHT

Matterhorn
BY COURT INNOVATIONS

WHY ONLINE CASE RESOLUTION?


OFFICERS ONLY

Matterhorn

PLATFORM SOLUTION


ABC District Court
Online Review
Search

Matterhorn

MATTERHORN PLATFORM SOLUTION


Traffic Ticket
Parking Ticket
Warrant
Amnesty
Prevention
Suspended License
Family Court Solutions
Small Claims

Matterhorn

ONLINE/MOBILE PROCESSES


Civil Infractions
Step 1: Citizen
•Enters basic information
Step 2: Platform Triaging
•Checks initial eligibility and configurations
Step 3: Citizen
•Requests a review
•Provides information
Step 4: Law Enforcement
•Recommends offer based on request and situation
Step 5: Court/Citizen
•Accepts or rejects offer; sets fine. Final resolution notification sent to citizen

Matterhorn

IMPACT AND COST SAVINGS


Cost Reduction
Combined court staff time per hearing
before
157
minutes
after
27.36
minutes
Combined court staff time with Matterhorn
Cost Reduction
10% reduction warrants issued
4 hours per each warrant
Fees Collected
before
1-2 months
after
7-8 days
Matterhorn cut case closure rate from 1-2 months to just 7.67 days

Matterhorn

U.S. ANNUAL MARKET OPPORTUNITY


$40 M
current
$375+ M
1st expansion
$525+ M
2nd expansion

Matterhorn

GO-TO-MARKET PLAN


Initial Pilots
Agreement with State of Michigan
Contracts With Courts
Build out Platform
Start National Outreach
National Scaling
Washtenaw County
Bay County
Highland Park
6/15
Today
Expanded applications

Matterhorn

MOMENTUM WITH COURTS

- 14A DC Washtenaw County MI
- 74th DC Bay County MI
- 30th DC Highland Park MI
- 54B DC East Lansing MI
- 29th DC Wayne City MI
- 61st DC Grand Rapids MI
- 54A DC Lansing MI
- 32A DC Harper Woods MI
- 65A DC Clinton County MI
- 55th DC Ingham County MI
- 63rd DC Kent County MI
- 16th DC Livonia MI
- 14B DC Ypsilanti Township MI
- 1st DC Monroe County MI
- 53rd DC Livingston County MI
- 22nd DC Inkster MI
- 46th DC Southfield MI
- 31st DC Hamtramck MI
- Franklin County OH

Matterhorn

SALES CONVERSIONS


Known in Courts
• Influencers
• Conferences
• Referrals
Sales Pipeline
• Michigan (3-4 months)
• New States (6-10 months)
Implementation
• Same court system: 2 weeks
• New court system: 3-4 weeks

Matterhorn

CORE TEAM



- **MJ Cartwright, CEO** – startup experience, sold to J&J
- **Saaed Fattahi, CTO** – startup experience, sold to Salesforce.com
- Tracy Davis, Product
- Kate MacEwen, Sales
- Mike Losey, Customer Operations
- JJ Prescott, Founder and Law Professor
- **Board: Ted Dacko, Jack Miner** – startup experience, successful exits

Matterhorn

SaaS BUSINESS MODEL

Select **applications**, determine **volumes**

Court pays setup fee and
- subscription and/or transaction-based

Upsell additional **applications**

Matterhorn

COURT INNOVATIONS

Expanding access to our courts for all citizens

MJ CARTWRIGHT
mj@courtinnovations.com
734.878.3665

Matterhorn™
BY COURT INNOVATIONS

Financial Statements

These financial statements have been reviewed by an independent Certified Public Accountant.

Financial Statements

CPA Review Letter

Court Innovations’ SEC filings

Offering Statement

This is the legal document filed with the SEC for a Regulation Crowdfunding transaction that is exempt from registration under section 4(a)(6) of the Securities Act of 1933.

Ask Court Innovations a question

Type your question or comment here

Post

Understand the risks

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.